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
                                                                                                  Exhibit 12.2

Statement of Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

                                                                          Year Ended          Six Months Ended
                                                                         December 31,             June 30,
                               Description                                   2001                   2002
      -----------------------------------------------------------      ---------------        ----------------
      Fixed Charges and Preference Dividends
      --------------------------------------

        Interest expensed and capitalized                                      $19,000                $3,000

        Amortized premiums, discounts and
          capitalized expenses related to debt                                      --                    --

        An estimate of the interest factor in rental expense                   424,667               302,533
                                                                       ---------------          ------------
          Total Fixed Charges                                                 $443,667              $305,533

        Preference security dividends(a)                                      $740,000              $603,000

      Earnings
      --------

        Pre-tax income (deficit) from continuing operations
          before minority interests and income (loss) from
          equity investees                                                $(24,374,000)         $(13,628,000)

        Fixed charges                                                          443,667               305,533
        Preference security dividends                                          740,000               603,000
                                                                       ---------------          ------------
      Deficiency of Earnings Available to
       Cover Fixed Charges and Preference Dividends                       $(24,670,333)         $(13,925,467)
                                                                       ---------------          ------------
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(a)   At the Company's option, the dividends may be paid in shares of common stock based upon the fair market value of the stock on the dividend date.
      The Company has to date used shares of common stock to make the dividend payments.